Exhibit 99.1

DXC Technology Appoints Raul Fernandez as President and Chief Executive Officer

Fernandez Brings Extensive Technology Industry Experience and Deep Understanding of DXC’s Operations

ASHBURN, Va., February 1, 2024 - DXC Technology (NYSE: DXC), a leading Fortune 500 global technology services company, today announced that the Company’s Board of Directors unanimously appointed Raul Fernandez as its President and Chief Executive Officer, effective immediately. Fernandez, who was appointed Interim President and CEO in December 2023, has served as CEO of several successful companies prior to this role, and as a member of DXC’s Board of Directors since 2020.

“After a thoughtful evaluation of Fernandez’s leadership and operational expertise, as well as his deep knowledge of DXC from his time on the Board of Directors and as Interim CEO, the Board determined that he is the right leader to advance DXC’s strategic plan and position the company for long-term growth,” said David Herzog, Chairman of the Board. “Since Raul assumed the Interim role in December, the Board has seen firsthand his ability to build upon DXC’s successes, including with our trusted client relationships, while driving improved performance to best serve our customers, team members and investors over the long-term. The Board has full confidence in Raul’s ability to strengthen DXC’s position within the industry, support our transition from stability to profitable growth and drive value for our shareholders.”

“I am thrilled to be leading DXC as President and CEO,” said Fernandez. “I have long been impressed by the mission-critical and digital solutions that we provide to our clients, and the talented team of 131,000 DXC colleagues working to serve clients around the world. During my time on the Board and as Interim CEO, I have gained a deeper understanding of DXC’s operations and identified opportunities to enhance our geographic go-to-market execution, further strengthen our financial performance and create an environment to grow and develop talent. I am incredibly excited to continue working with our global DXC team and the Board to execute upon our existing growth strategy as we deliver value for our shareholders and clients.”

As a result of today’s announcement, the Board will suspend its previously announced CEO search process. DXC has also issued its third quarter of fiscal 2024 results and will discuss its financial results during its conference call and webcast at 5:00 p.m. EST.

About Raul Fernandez

Fernandez, who has been a DXC Board member since 2020, currently serves as Vice Chairman and co-owner of Monumental Sports & Entertainment, a private partnership that owns some of Washington DC’s major sports franchise, including the NHL’s Washington Capitals, the WNBA’s Washington Mystics, and the NBA’s Washington Wizards. The partnership also owns Monumental Sports Network, a first-of-its-kind regional sports network for digital, mobile and over-the-top (OTT) platforms.

He also currently serves as a director of Broadcom, Inc., an Alternative Governor for the NBA Board of Governors, a Special Advisor to Carrick Capital Partners, a member of the Strategic Advisory Board of Volition Capital, and a director to several private companies.

He has overseen a number of technology-focused companies during the course of his career, including Proxicom, which he founded and helped grow into a prominent global provider of e-commerce solutions to Fortune 500 companies, eventually taking it public. He later served as CEO of Dimension Data North America, an information systems integration company, and then was Chairman and CEO of ObjectVideo, a leading developer of intelligent video surveillance software, prior to its sale to Alarm.com in 2017. He also previously served as a director of GameStop, Corp., Kate Spade & Co and Capitol Investment Corp. V and as a member of the President’s Council of Advisors on Science and Technology.

Forward Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, DXC’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2023, September 30, 2023, and December 31, 2023 and any updating information in subsequent SEC filings. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission-critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private, and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services to drive new levels of performance, competitiveness, and customer experience across their IT estates. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Contacts

Sean B. Pasternak	John Sweeney
Corporate Media Relations	Investor Relations
+1-647-975-7326	+1-980-315-3665
sean.pasternak@dxc.com	john.sweeney@dxc.com